EXHIBIT  99.2
                      TEXT OF KIMBERLY-CLARK CORPORATION'S
                       DECEMBER 11, 2002 CONFERENCE CALL

This document sets out the text of a conference call held on December 11, 2002. The conference call was pre-announced and was webcasted. It is available for playback for a period of approximately one month by accessing and following the instructions in the Investors section of Kimberly-Clark's
Web site (www.kimberly-clark.com).
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FORWARD-LOOKING STATEMENT.  Certain matters discussed during the conference call concerning the business outlook, including new product introductions, cost savings and acquisitions, anticipated financial and operating results, strategies, contingencies and transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I,
Item 1 of the company's Annual Report on Form 10-K for the year ended
December 31, 2001, entitled "Factors That May Affect Future Results."

INTRODUCTION - MICHAEL D. MASSETH, VICE PRESIDENT - INVESTOR RELATIONS
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Good morning, everyone.  Thanks for joining us today for our second annual end of year review, and discussion of our expectations and plans for the coming year.

With us today are: Tom Falk - President and CEO, Jack Donehower - Senior VP and CFO, Mark Buthman, who will succeed Jack as CFO on January 1st, Randy Vest, Vice President and Controller and Tina Barry, VP and head of Corporate Communications.

Tom will talk first about our updated guidance for the fourth quarter. He'll then review our priorities for 2003, including cost cutting programs, volume growth plans, continuation of our share buyback program and our expectation that the board will approve an increase in the dividend.

As you know, like many large companies, we are facing an increase in pension expense resulting from poor overall conditions in the stock market, and Tom will also address our plans and expectations in this area.

We will have a Q&A session following the prepared remarks.

Please note that we have posted details about key financial assumptions for 2003 on our web site. Therefore, we won't spend time reviewing those details on this conference call. You can access the information through the Investors section of Kimberly-Clark.com and I'll be happy to answer any questions you may have later.

Now, I'll turn it over to Tom.

OPENING REMARKS, REVISED GUIDANCE AND 2003 PLAN HIGHLIGHTS -
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THOMAS J. FALK, PRESIDENT AND CHIEF EXECUTIVE OFFICER
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Thanks, Mike ... and good morning, everyone.

As noted in our news release, we now expect fourth quarter earnings before unusual items will come in below the range of guidance we provided in October - the new range is 72 to 76 cents per share. In addition, sales for the quarter are likely to be down slightly compared with the fourth quarter of 2001.

Our revised guidance for the fourth quarter is primarily a function of the tremendously competitive environment our diaper and training pants businesses are facing in North America and Europe. This accounts for about half of the shortfall versus our previous guidance.

The other half is primarily due to weaker-than-expected sales in several areas, including Latin America, K-C de Mexico and Asia.

Let me give you some additional perspective about what's going on in diapers and training pants.

Competitive spending in these businesses intensified beyond our previous expectation during the quarter, adversely affecting our sales volumes and causing us to increase promotional activities in response. We also lost sales momentum in October and early November as we implemented package count changes in North America. The changeover is now complete and our market shares and sales trends for both diapers and training pants have shown recent improvement.

I am extremely disappointed by these results, and it's certainly not how I wanted to start my first quarter as CEO - but it's my job to get performance back on track -- and we WILL get it back on track.

Specifically, in 2003, we will:

  - Reduce costs by between $175 and 200 million, or about 24 to 28 cents per share. I'll say more on this in a moment, but breaking it down, we have targeted cost savings of $60 to $70 million from Consumer Tissue; $80 to $90 million in Personal Care and $35 to $40 million in our Business-to-Business segment. These are achievable targets and I will be updating you quarterly on our progress.

  - Beyond cost cutting, we are determined to drive sales volumes higher by 3 to 5 percent with strong product plans. We'll support new and improved products and defend and grow our market share with appropriate, well-targeted promotional spending.

So, our priorities for 2003 are clear: to drive sales volume growth and to cut costs. We have to succeed on both of those fronts to overcome the effects of heavy promotional spending and the coming increase in pension expense.

As Mike noted at the outset, pension expense will be an issue for us in 2003, as it will be for many large companies that have defined benefit plans.

The combination of lower returns on plan assets and updated assumptions for returns and the discount rate will result in an increase in pension expense of $145 million in 2003, or 20 cents per share. This is equivalent to approximately 6 percentage points of earnings growth.

Including the effects of the increase in pension expense, we anticipate EPS before unusual items in 2003 will be, at a minimum, equal to this year.

I will provide updated guidance on a quarterly basis throughout the year. I can tell you now that, given our recent results and the current competitive environment, we expect first quarter earnings to be down year-over-year.

In addition, we are reevaluating our corporate financial objectives and will update you on our long-term goals around mid-year. As well as giving you a realistic assessment of our near-term prospects, I am determined to provide a realistic view of what we are capable of achieving in the long-term.

Now, let me take a moment to give you a little more detail on our pension funding plans.

PENSION EXPENSE
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The increase in expense primarily relates to our U.S. plan, but expense for other plans is also increasing, particularly in the U.K.

To improve the funding status of our U.S. plan, we'll contribute $100 million into the plan before the end of this year.

This is consistent with our long-standing policy to fully fund our plan over a reasonable number of years. Unless plan assets get a big boost from improvement in the stock market, we will contribute a similar amount again next year.

We are also updating assumptions for our defined benefit plans.

For our U.S. plan, we're reducing our assumed return on assets from 9.5 percent to 8.5 percent. In addition, we are reducing the plan's discount rate from 7.25 percent to 6.75 percent. These updated assumptions are well within industry norms.

It is worth noting that our U.S. plan has continued to outperform most other large pension plans. Year-to-date returns, although down, are in the top
15 percent of the Russell universe of large pension funds. This is consistent with our ranking over the last 15 years.

Our hedging program in each of the last three years has contributed significantly to our plan's performance.

2003 PLAN DETAILS
-----------------

Now, I'll take you through the details of how we plan to increase sales and reduce costs in 2003.

Let's start with the top line.

As in past years, the plan is volume driven. On an overall basis, organic sales volumes should be up in the 3 to 5 percent range on the strength of our product plans. That's essentially the same as the 4 percent growth we have experienced through the first nine months of 2002. Next year's growth should be relatively even across all three business segments.

In addition to our product plans, we will benefit from our Go To Market and other supply chain programs. These programs provide value to our customers and have helped us grow sales to our top 6 global customers at a double-digit rate in each of the last two years. We expect to drive a similar level of growth again next year, boosting sales to these customers to about 25 percent of our total sales.

Growing total volumes in the 3 to 5 percent range requires only modest market share gains in categories that are growing at the low end of that range.

Among the other factors affecting sales, currency is expected to be neutral next year, as opposed to a drag of about 1 percent through the first nine months of this year.

In addition, overall pricing could be down as much as 1 percent due to continued intense promotional spending.

On the cost side of the equation - while our track record is good - we know we have to do much better in the current environment.

Our Go To Market initiative has already helped us drive nearly $400 million of costs out of the supply chain over a four-year period. Moreover, our North American diaper operations have cut the percentage of their manufacturing waste in half and boosted productivity at an average annual rate of 7 percent over the past seven years.

As I noted earlier, our plans for 2003 include widespread cost reduction efforts of $175 million to $200 million.

Our efforts are broad-based - from reducing material costs and manufacturing waste to realizing productivity gains and distribution efficiencies. We'll also start to see benefits from our SAP initiatives.

Let me cite some of the programs we're putting in place to reduce costs next year. Together, these examples account for more than three-quarters of our savings target.

  - We will save more than $50 million on the cost of purchased materials, from superabsorbents to chemicals to packaging. In North America alone, we have 32 separate purchasing teams that are part of our Go To Market initiatives.

  - Our diaper businesses in North America and Europe will optimize product specifications and realize nonwovens efficiencies. These programs will save more than $30 million in 2003.

  - Our consumer tissue - or family care - business in North America will drive year-over-year savings of $25 million in 2003 by increasing productivity, reducing waste and achieving product change savings at all 10 of its manufacturing locations.

  - Our adult care business has developed a comprehensive series of programs to reduce the unit cost of both our Depend and Poise incontinence care brands. We're investing a small amount of capital to increase productivity of our pants machines. We've also identified other improvements to our manufacturing process. In total, the business should realize approximately $20 million in cost reductions next year.

  - K-C Professional has a sector-wide initiative with more than 300 programs that will deliver savings of nearly $20 million in 2003.

  - SAP savings of more than $10 million will be realized in Europe and Latin America alone as we ramp up our centralized back office operations.

Bottom line, we have made cost reduction a priority for our entire organization. These efforts will more than offset the impact of the higher pension costs I mentioned earlier.

Excluding the impact of pension, we expect operating profit margin before unusual items to increase up to 50 basis points next year versus 2002.

CASH FLOW
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Before I wrap up, I want to emphasize some of the other things that we have been doing this year and will continue to do next year to enhance shareholder value.

We've managed capital spending carefully -- our spending for 2002 is likely to be in the $850 - $900 million range versus our original plan of $1 billion.

As I mentioned previously, this will enable us to contribute $100 million this month to our U.S. defined benefit pension plan and still exceed our budgeted level of nearly $700 million in free cash flow.

In addition, we continue to invest in K-C stock.  We expect to repurchase
3.5 million shares or more in the fourth quarter.  That's a step up from the
2.5 million shares we bought in each of the first three quarters and will bring us to at least 11 million shares for the year.

Turning to 2003, we will continue to watch our free cash flow and carefully manage capital spending.

We expect approximately $900 million in capital spending in 2003, equal to the high end of the projected range for this year.

Overall, more than 80 percent of our capital spending budget in 2003 is for projects that will deliver either growth, cost savings or product improvements, with more than 25 percent supporting cost savings alone.

We also expect to take money out of working capital:

  - We are targeting a reduction in average working capital as a percent of sales in 2003 by at least 50 basis points. Our Go To Market programs, in concert with initial benefits from SAP investments, will help us achieve this improvement.

  - Share repurchases will continue to be the primary use of our strong cash flow. In 2003, we plan to repurchase approximately 2 percent of our outstanding common stock, depending on market conditions.

  - In addition, we expect the Board will approve an increase in our dividend in 2003 for the thirty-first consecutive year. The increase should be at least as much as the 7 percent increase in 2002.

SUMMARY
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With that, let me wrap up by saying that while I am disappointed by our results, I am personally committed to building on our strengths in 2003 and beyond.

I am confident that our business teams can achieve the goals I laid out for you today.

Earlier this morning, I met with K-C's top 550 managers to review our 2003 commitments. I outlined the extra challenges we will face ... and why driving volume growth and cutting costs are priorities for the coming year.

I want you to know that our team - each and every one of us - recognizes that we have not delivered on the expectations we had when this year began, and we ALL share a commitment to restoring our credibility in 2003.